EXHIBIT 10.2

AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION

This Amendment to the Agreement and Plan of Reorganization (hereinafter this "Amendment") is entered into on this __ day of May, 2010, by and among AE Biofuels, Inc., a Nevada corporation (“Parent”), American Ethanol, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“American Ethanol”) and AE Biofuels Technologies, Inc., a Delaware corporation  and wholly-owned subsidiary of Parent (hereinafter "Technologies") on one hand; and Renewable Technology Corporation, a Delaware corporation (hereinafter "RTC"); Clifford Bradley and Bob Kearns (hereinafter, Clifford Bradley and Bob Kearns shall be known collectively as the "Minority Stockholders"), on the other hand.  Terms not defined herein are defined in the Merger Agreement (defined below).

RECITALS

WHEREAS American Ethanol, RTC and the Minority Stockholders entered into that Agreement and Plan of Reorganization on February 28, 2007 (the “Merger Agreement”);

WHEREAS, the Minority Shareholders collectively own 100% of the outstanding capital stock of RTC;

WHEREAS, RTC is a holding company whose sole asset are 49% of the outstanding shares of Energy Enzymes, Inc. (“EEI”), a Delaware corporation;

WHEREAS, the Board of Directors of American Ethanol and RTC have determined that the Merger Milestones (as defined in the Merger Agreement) has been reached, and therefore American Ethanol has the right consummate the merger with RTC, and to issue shares of American Ethanol restricted common stock to the stockholders of RTC upon the terms and conditions set forth in the Merger Agreement;

WHEREAS, on June 23, 2006, the Parent and American Ethanol entered into an Agreement and Plan of Merger, which agreement was amended and restated on July 19, 2007 (the “Reverse Merger Agreement”).  Pursuant to the Reverse Merger Agreement, the Parent agreed to reincorporate into the State of Nevada (the “Reincorporation”) and American Ethanol agreed to merge with and into a wholly-owned subsidiary of the Parent, with American Ethanol as the surviving corporation (the “Reverse Merger”).  On December 7, 2007, the Parent and American Ethanol completed the Reverse Merger and issued to the former shareholders of American Ethanol shares of the Parent’s common and preferred stock in exchange for all of the outstanding shares of American Ethanol common and preferred stock;

WHEREAS, as a result of the Reverse Merger, the Parent is the successor-in-interest to American Ethanol, and therefore all Parties desire that RTC and the Minority Stockholders acquire shares of common stock of the Parent, and not American Ethanol, in connection with the transaction described in the Merger Agreement;

WHEREAS, American Ethanol transferred all of its shares of EEI to Technologies;

WHEREAS, RTC has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by American Ethanol as of the Closing of the Merger Agreement;

WHEREAS, the boards of directors of the Parent, American Ethanol, Technologies and RTC, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that the Merger Agreement be amended so that RTC shall merge with and into Technologies, the stockholders of RTC shall acquire shares of the Parent (and not American Ethanol) pursuant to this Amendment and the Delaware Certificate of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the "Merger");

WHEREAS, the Minority Stockholders beneficially own 1,000 shares of common stock of RTC (totaling 100% of the total fully diluted outstanding shares of RTC) and its board of directors and stockholders deem it advisable and in the best interests of the Minority Stockholders to bring about the Merger on the terms and conditions described in this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties hereby respectively enter into an agreement, for which the sufficiency of which considerations is hereby acknowledged as follows:

AGREEMENT

1. Amendment

(a)  Each of the Parent and Technologies shall be made a “Party” to the Merger Agreement, as hereby amended.

(b)  The following definitions under Section 1 shall be amended as follows:

“AE Stock” shall mean the common stock of Parent, not American Ethanol.  Further, “Merger Consideration” and the “AE Closing Shares” shall also refer to the common stock of Parent, not American Ethanol.

(c)  Section 2 shall be amended and restated in its entirety as follows:

“2.  Plan of Reorganization.  The Parties to this Agreement do hereby agree that RTC shall be merged with and into AE Biofuels Technologies, Inc.(“Technologies”), a Delaware corporation and wholly-owned subsidiary of AE Biofuels, Inc., a Nevada corporation (“Parent”) with Technologies serving as the Surviving Corporation, upon the terms and conditions set forth herein and in accordance with the provisions of the DGCL.  It is the intention of the Parties that this transaction shall qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.”

(d)  Section 3(a)(1) and (b) shall be amended as follows:

“3.Terms of Merger.  In accordance with the provisions of this Agreement and the requirements of applicable law, RTC shall be merged with and into Technologies as of the Effective Time (the terms “Closing” and Effective Time” are defined in Article 7 hereof).  Technologies shall be the Surviving Corporation and the separate existence of RTC shall cease when the Merger shall become effective.  Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a)  Corporate Existence.

(1)  As of the Effective Time: (i) the Surviving Corporation shall continue its corporate existence as a Delaware corporation and it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of RTC; (ii) any debts due to RTC, on whatever account, any causes of action and any other things belonging to RTC shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) any rights of creditors and any liens, if any, upon any property of RTC shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and any debts, liabilities and duties of RTC shall thenceforth attach to the Surviving Corporation.

(b)  Events Occurring Immediately prior to the Effective Time.  Immediately prior to the Merger becoming effective, on the day of such effectiveness Technologies shall consummate the Merger under Section 251 of the DGCL by filing a Delaware Certificate of Merger between RTC and Technologies with the Secretary of State.

2.  Other Provisions.

(a)  The Parties agree that this Amendment has been amended pursuant to Section 16(d) of the Merger Agreement and shall upon execution between the Parties hereto, always form an integral part of the Merger Agreement and shall always be read as a part and parcel of the Merger Agreement.  Any further amendment to the Merger Agreement and/or this Amendment shall continue to be governed by the Section 16(d) of the Merger Agreement.

(b)  Except as expressly modified by this Amendment, all terms and provisions of the Merger Agreement are hereby ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with their terms.

(c)  The Parties agree to execute this Amendment in any number of counterparts (including by facsimile) and by the Parties in separate counterparts (including by facsimile), each of which shall be deemed an original, but all of which such counterparts shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year first above written.

AE BIOFUELS, INC.	RENEWABLE TECHNOLGY CORPORATION

/s/ Eric McAfee	/s/ Clifford Bradley
Name: Eric A. McAfee	Name: Clifford Bradley
Title: CEO	Title: President

AMERICAN ETHANOL, INC.	CLIFFORD BRADLEY

/s/ Eric McAfee	/s/ Clifford Bradley
Name: Eric A. McAfee	By: Clifford Bradley
Title: CEO

AE BIOFUELS TECHNOLOGIES, INC.	ROBERT KEARNS

/s/ Eric McAfee	/s/ Robert Kearns
Name: Eric A. McAfee	By: Robert Kearns
Title: CEO

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